VIA UPS

       June 21, 1994

       PERSONAL & CONFIDENTIAL

       Mr. Donald D. Belcher
       273 Monte Place
       Arcadia, California  91006

       RE:     Banta Corporation

       Dear Don:

       The purpose of this letter is to set forth the terms of your proposed employment by Banta.

       Effective September 1, 1994, you will become President and Chief Operating Officer of Banta and a member of the Board of Directors. Effective January 1, 1995, you will become Chief Executive Officer and effective upon the retirement of Calvin W. Aurand, Jr., you will become Chairman of the Board.

       Your annual salary, payable in accordance with Banta's normal practices, will be $325,000, subject to review each year by the Compensation Committee of Banta. You will participate in Banta's Management Incentive Award Plan, including a minimum award for 1994 of $120,000, Long Term Incentive Plan, and the usual "fringe benefit" arrangements covering Banta executives, including health, disability and life insurance and use of a company owned automobile. You will be entitled to four weeks paid vacation each year and a club membership which will be taxable income to you under present tax laws.

       When you begin employment you will be granted a nonstatutory option to purchase 30,000 shares of Banta common stock under Banta's 1991 Stock Option Plan. You will be eligible to participate in additional option grants to executives as determined by Banta's Compensation Committee. The present practice of the Compensation Committee is to consider the grant of options annually in the Fall of each year.

       In order to provide you with some security in the event of a "change in control" of Banta you will be offered a "Key Executive Employment and Severance Agreement" ("KEESA"). It is understood that prior to any "change in control" as defined in the KEESA, either you or Banta may terminate your employment at any time. However, in the event that Banta should terminate
       June 21, 1994
       Mr. Belcher
       Page 2

       your employment other than by reason of disability or for "cause" (as defined in the KEESA) prior to a change in control, you will be entitled to a severance payment equal to two years' salary and Banta will continue to provide health insurance for two years.

       You will be offered the opportunity to participate in a deferred compensation program currently available to Banta officers. In general, the program would permit you to defer up to $150,000 in installments during a period of up to ten years. The amounts deferred would be credited to your account along with semi-annual interest credits at the rate of 10%. In the event of termination of your employment prior to age 65 for any reason other than disability or death (except for retirement after age 62), you would receive the amount credited to your account in a lump sum payment. In the event of termination due to death, disability or retirement after age 62, you would receive benefits in amounts which would depend upon the amounts you had deferred, the period of deferral and the availability and amount of insurance funding the payments. The amount of these benefits would be determined at the time you commence participation in the program.

       As a Banta employee you will be a participant in Banta's Salaried Employees' Pension Plan and you will also participate in the Supplemental Retirement Plan. As applied to your situation, these plans will require five years of service before the benefits are vested. The aggregate monthly benefits under the plans are based upon a percentage of average monthly compensation in the five consecutive years in which the highest compensation was earned, minus a percentage of primary Social Security benefits, multiplied by the number of years of service.

       For each year you are employed by Banta up to five years you will earn an additional annual retirement benefit of $15,000, payable in monthly installments commencing at age 65. However, if you are employed for five years or more so that you qualify for benefits under the Pension Plan and Supplemental Plan, or if there is a termination of your employment which would entitle you to the additional pension benefits provided for in the KEESA, this benefit would be reduced by the amounts you are entitled to receive under the Pension Plan and Supplemental Plan or pursuant to the additional pension benefits provisions of the KEESA. Further, in the event of your death, this benefit would be reduced by 50% and would be paid to your wife for her life.

       June 2, 1994
       Mr. Belcher
       Page 3

       Banta will pay or reimburse you for all of your moving expenses in moving to the Menasha area and will pay you $25,000 to cover other miscellaneous expenses. In addition, Banta will purchase your home in Arcadia, or arrange for its purchase by a third party, at its appraised value in accordance with Banta's policy.

       I trust that the foregoing covers all of the terms which have been discussed. If these terms are agreeable to you, please so indicate by signing and dating the enclosed copy of this letter and returning it to me.

       Very truly yours,

       BANTA CORPORATION


       /S/ CALVIN W. AURAND, JR.
       Calvin W. Aurand, Jr.
       Chairman of the Board, President
       and Chief Executive Officer



       The foregoing is agreed to this
       22nd day of June, 1994.


       /S/ DONALD D. BELCHER
       Donald D. Belcher